Exhibit 10.24
METLIFE INTERNATIONAL UNIT OPTION INCENTIVE PLAN
(as amended and restated effective February 23, 2011
ARTICLE I.
PURPOSE
The purpose of the MetLife International Unit Option Incentive Plan, as it may be amended from time to time (the "Plan"), is to foster and promote the long-term financial success of each Affiliate and materially increase the value of each Affiliate by (a) motivating superior performance, and (b) enabling each Affiliate to attract and retain the services of an outstanding management team upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.
ARTICLE II.
DEFINITIONS
2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:
(a) "Act" means the Securities Exchange Act of 1934, as amended.
(b) "Administrator" means the Chief Executive Officer of the Company, or such individual(s) as he shall designate in writing for such purpose from time to time.
(c) "Affiliate" includes each corporation, partnership, joint venture, limited liability company, or other entity (not including the Company):
(i) that is within the meaning of that term in Rule 12b-2 of the General Rules and Regulations of the Act, with reference to the Company;
(ii) in which the Company owns, directly or indirectly, at least twenty percent (20%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity; or
(ii) which is a partner in a partnership with the Company or any Affiliate as defined in parts (i) or (ii) of this definition.
(d) "Alternative Award" means new rights that:
(i) are based on stock which is traded on an established securities market, or that the Administrator reasonably believes will be so traded within 60 days after the Change of Control;
(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Unit Option with regard to which it is granted, including, but not limited to, an identical or better exercise, eligibility, or vesting schedule and identical or better timing and methods of payment;
(iii) have substantially equivalent economic value to the Unit Options with regard to which it is granted (determined at the time of the Change of Control); and
(iv) have terms and conditions which provide that in the event that of the Participant's involuntary Termination or is Constructively Terminated, any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to, the rights shall be waived or shall lapse, as the case may be.
(e) "Approved Retirement" means Termination:
(i) on or after any of the dates indicated below, with credit for purposes of reaching any such date to include credit for service: (x) with any Affiliate; and (y) with American Life Insurance Company and any of its affiliates as of October 31, 2010 (collectively, "Alico") (to the extent the Participant was an employee of Alico as of October 31, 2010 and to the extent such service was recognized by Alico for any of its retirement plan purposes as of October 31, 2010):

Participant Age:	Minimum Years of Service:
55 to 57 1/2	15
58	14
59	12
60	10
61	8
62 but less than 65	5
65 or older	1;
(ii) on or after any date as of which the Participant's Termination is required under applicable law or employer policy (excluding agreements or contractual obligations in either case applicable solely to an individual employee) in either case due to the Participant attaining a particular age, so long as the Participant has service (as defined in Section 2.1(e)(i)) of at least one year; or
(iii) at times and under such circumstances as determined by the Administrator in its sole discretion;
provided that, in each case, the Administrator may require, as a condition to a Participant's retirement being an "Approved Retirement" for purpose of the Plan, that the Participant enter into a general release of claims, non-solicitation and/or non-competition agreement in form and substance satisfactory to the Administrator.

(f) "Board" means the Board of Directors of the Company.
(g) "Cause" means (i) the willful failure by the Participant to perform substantially his duties as an Employee (or, should the Participant's employment transfer to the Company, as an employee of the Company)), other than due to physical or mental illness, after reasonable notice to the Participant of such failure, (ii) the Participant's engaging in serious misconduct that is injurious to the Company or any Affiliate in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant's having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or any Affiliate not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Affiliate or not to compete or interfere with the Company or any Affiliate.
(h) "Change of Control" shall be deemed to have occurred if:
(i) any person (within the meaning of Section 3(a)(9) of the Act), including any group (within the meaning of Rule 13d-5(b) under the Act), but excluding the MetLife Policyholder Trust (and any person(s) who would otherwise be described herein solely by reason of having the power to control the voting of the shares held by such Trust) and any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate thereof, acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power of the Company's securities; or
(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or
(iii) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which has been approved by the shareholders of the Company (a "Corporate Event"), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event; or

(iv) any other event occurs which the Board declares to be a Change of Control.
(i) "Change of Control Price" means the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Administrator if any part of the offered price is payable other than in cash) or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Closing Price of the Common Stock on any of the 30 trading days immediately preceding the date on which a Change of Control occurs.
(j) "Closing Price" means, on any date, the closing price of Common Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Common Stock are quoted at the relevant time) on such date. In the event that there are no Common Stock transactions reported on such tape (or such other system) on such date, Closing Price shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported.
(k) "Code" means the United States Internal Revenue Code.
(l) "Committee" means the Compensation Committee of the Board of Directors of the Company, or the successor committee to such committee, or any other duly authorized committee of such Board of Directors of the Company appointed by the Board of Directors of the Company to administer the Plan, or the Board of Directors of the Company, and the Committee's designee or delegate.
(m) "Common Stock" means the common stock of the Company, par value United States Dollars $0.01 per share.
(n) "Company" means MetLife, Inc., a Delaware corporation, and any successor thereto.
(o) "Constructively Terminated" means a voluntary Termination by an Employee within ten (10) business days after any of the following actions by the Company, Affiliate, or person acting on behalf of either:
(i) Requiring the Employee to be based as his/her regular or customary place employment at any office or location more than fifty (50) miles from the location at which the Employee performed his/her duties immediately prior to the Change of Control, except for travel reasonably required in the performance of the individual's responsibilities;
(ii) reducing the Employee's base salary below the rate in effect at the time of a Change of Control; or
(iii) failing to pay the Employee's base salary, other wages, or employment-related benefits as required by law.
(p) "Disability" has the meaning given in such long-term disability plan, program, or arrangement maintained by the Company or an Affiliate in which the Participant participates, or in such other long-term disability plan, program, or arrangement in which the Participant participates designated for purposes of this definition at any time, and from time to time, by the Administrator.
(q) "Employee" means any employee of any Affiliate, as determined by the Administrator in its sole discretion. Notwithstanding the foregoing, the Administrator may revise the definition of Employee so as to conform to the laws of any jurisdiction in accordance with Section 4.3(c) below. For greater clarity, no employee of the Company shall be an Employee.
(r) "Family Member" means, as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), of such Participant, (ii) trust for the exclusive benefit of such persons and (iii) other entity owned solely by such persons.
(s) "Participant" means any Employee designated by the Administrator or the Committee to participate in the Plan.
(t) "Surrender" means a request in writing by the Participant (or another individual in lieu of the Participant pursuant to Section 10.2 of the Plan) to receive payment pursuant to Section 6.4 of the Plan, made consistent with such procedures or rules regarding the form of such a request established from time to time by the Administrator and received by the Plan Administrator or his designee.
(u) "Surrender Date" means the next business day in New York City, New York after the date of actual receipt by the Plan Administrator or his designee of a notice of Surrender consistent with the terms of the Plan.
(v) "Grant Value" means a number determined for each Unit Option by the Administrator at the time of the grant of such Unit Option under this Plan, consistent with Section 6.2 of this Plan.
(w) "Termination" means the termination of employment, except that no transfer of employment between an Affiliate and the Company, or between an Affiliate and any other Affiliate will be considered a Termination.
(x) "Unit Option" means the conditional right to receive a cash payment equal to the difference between the Closing Price of one share of Common Stock on the Surrender Date and the Grant Value, if such difference is greater than zero.
(y) "Unit Option Agreement" means an agreement in writing between the Participant and one or more Affiliates that shall specify the Grant Value of each Unit Option, the duration of each Unit Option, the number of Unit Options granted, the effect of any Termination on Restricted Units, and such other terms and conditions as the Administrator shall determine which are not inconsistent with the provisions of the Plan.

(z) "Voting Power" means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company, and "Voting Securities" shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.
2.2. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
ARTICLE III.
ELIGIBILITY AND PARTICIPATION
Participants in the Plan shall be those Employees selected by the Committee or the Administrator to be granted Units Options pursuant to the Plan.
ARTICLE IV.
POWERS OF THE COMMITTEE AND THE ADMINISTRATOR
4.1. Power to Grant.
(a) The Committee and the Administrator shall determine the Employees to whom Unit Options shall be granted. The number of Unit Options the Committee may grant shall be unlimited. The number of Unit Options the Administrator may grant to any individual Participant shall be limited to 50,000 in any 12-month period. The Administrator may not grant any Unit Options to any individual who is (x) subject to Section 16 of the Act; (y) an executive officer of the Company; or (z) subject to Section 4230 of the New York Insurance Law, in each case unless the Committee approves or ratifies such a grant.
(b) The Administrator shall determine the terms and conditions of any and all such Unit Options, including the terms of any Unit Option Agreements. The Administrator may establish different terms and conditions for different Participants and for the same Participant for each Unit Option such Participant may receive, whether or not granted at different times. Notwithstanding any other terms of this Plan, no grant of Unit Options shall be effective unless one or more Affiliates approves or ratifies the grant. The Committee's or Administrator's grant of Unit Options to an employee of MetLife Group, Inc. shall constitute approval of the grant by MetLife Group, Inc.
4.2. Repricing or Substitution of Unit Options. The Administrator shall not have the right to reprice or otherwise change the Grant Value of any outstanding Unit Options or to grant new Unit Options under the Plan in substitution for or upon the cancellation of Unit Options previously granted.

4.3. Administration.
(a) Rules, Interpretations and Determinations. The Plan shall be administered by the Administrator. The Administrator shall have full authority to interpret and administer the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of any Affiliate, to construe Unit Option Agreements and to make all other determinations it determines necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Administrator shall be final, binding, and conclusive for all purposes and upon all persons.
(b) Agents and Expenses. The Administrator may appoint agents (who may be officers or employees of the Company or any Affiliate) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on the Administrator's behalf. The Administrator may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company or an Affiliate.
(c) Adjustments to Conform With Law. Notwithstanding anything in the Plan to the contrary, the Administrator may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan. The Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

ARTICLE V.
ADJUSTMENTS TO UNIT OPTIONS
The Administrator will make appropriate adjustments in the terms and conditions of Units Options in recognition of unusual or nonrecurring events affecting the Company or its financial statements (such as a Common Stock dividend, Common Stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate change), or in recognition of changes to applicable laws, regulations, or accounting principles, to prevent unintended dilution or enlargement of the potential benefits of Unit Options. The Administrator's determinations in this regard will be conclusive.

ARTICLE VI.
UNIT OPTIONS
6.1. Grant of Unit Options. Unit Options may be granted to Participants at such time or times as shall be determined by the Committee or the Administrator. Except as otherwise provided herein, the Committee or the Administrator shall have complete discretion in determining the number of Unit Options, if any, to be granted to a Participant. Notwithstanding any other terms of this Plan, no grant of Unit Options shall be effective unless one or more Affiliates approves or ratifies the grant and the terms thereof. The Committee's or the Administrator's grant of Unit Options to an employee of MetLife Group, Inc. shall constitute approval of the grant by MetLife Group, Inc. Each Unit Option shall be evidenced by a Unit Option Agreement. Any Affiliate that approves or ratifies a grant of Unit Option shall execute the applicable Unit Option Agreement through a representative.
6.2. Grant Value. Each Unit Option granted pursuant to the Plan shall have a Grant Value no less than the Closing Price of one share of Common Stock on the date the Unit Option is granted.
6.3. Surrender of Unit Options. One-third of each grant of Unit Options made pursuant to the Plan shall become eligible for Surrender on each of the first three anniversaries of the date such Unit Options were granted; provided, further, that the Administrator may at the time of grant establish longer periods of service for Unit Options to become eligible for Surrender and may establish performance-based criteria for eligibility for Surrender. Subject to the provisions of Article VII, once any Unit Option has become eligible for Surrender it shall remain eligible for Surrender for its full term. The Administrator shall determine the term of each Unit Option granted, but in no event shall any such Unit Option remain eligible for Surrender for more than 10 years after the date on which it is granted.
6.4. Payment. Following Surrender of a Unit Option, a cash payment equal to the Closing Price of one share of Common Stock on the Surrender Date less the Grant Value of the Unit Option, if the result is greater than zero, shall be made to the Participant (or another individual in lieu of the Participant pursuant to Section 10.2 of the Plan). The Affiliate making payment may make such payment in any currency chosen by it in its discretion.
6.3 Substitution. The Administrator may, at any time prior to payment for Unit Options, in its sole discretion, may:
(a) find that the Company or an Affiliate has made an award to the Participant, intended to substitute for Unit Options; that is in substantially the same form as the Unit Options and on the same material terms, but with payment due in Common Stock rather than cash (i.e., stock-payable share appreciation rights); and
(c) in light of such findings, cancel the Unit Options without additional compensation to the Participant.

ARTICLE VII.
CHANGES OF STATUS
The applicable Unit Option Agreement will specify the effect of changes of status including Disability, Termination (including Termination for Cause or Approved Retirement) on Units Options.
ARTICLE VIII.
CHANGE OF CONTROL
8.1. Accelerated Vesting and Payment. Subject to the provisions of Section 8.2, in the event of a Change of Control each Unit Option shall be fully eligible for Surrender regardless of the Surrender eligibility schedule otherwise applicable to such Unit Option and, in the even of the Participant's involuntarily Termination for any reason other than Cause within twelve (12) months of such Change of Control, the Participant shall have until the earlier of (i) twelve (12) months following such termination date, or (ii) the term of the Unit Option, to exercise the Unit Option. In connection with such a Change of Control, the Administrator may, in exercise of discretion, provide that each Unit Option shall, upon the occurrence of such Change of

Control, be canceled in exchange for a payment in an amount equal to the excess, if any, of the Change of Control Price over the Grant Value for such Unit Option.
8.2. Alternative Awards. Notwithstanding Section 8.1, no cancellation, acceleration of eligibility for Surrender, vesting, cash settlement or other payment shall occur with respect to any Unit Option if the Administrator reasonably determines in good faith prior to the occurrence of a Change of Control that such Unit Option shall be honored or assumed, or an Alternative Award substituted therefor, by a Participant's employer (or the parent or an affiliate of such employer) immediately following the Change of Control.
ARTICLE IX.
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
The Administrator may amend or terminate the Plan at any time in its sole discretion. No amendment or termination of the Plan shall in any manner adversely affect any Unit Option theretofore granted under the Plan without the consent of the Participant.

SECTION X.
MISCELLANEOUS PROVISIONS
10.1. Nature and Transferability of Unit Options. No Unit Option shall be considered a property interest of any Participant, and such Unit Option shall have no value except as a means of determining, in part, the amount of payments, if any, under the Plan. Without limiting the generality of the foregoing, no Unit Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Administrator may, in the Unit Option Agreement or otherwise, permit transfers of rights regarding Unit Options by gift or a domestic relations order to Family Members.
10.2. No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of any Affiliate to terminate any Participant's employment or service at any time, nor confer upon any Participant any right to continue in the employ of any Affiliate. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Unit Options.
10.3 Tax Withholding and Currency. Each Affiliate shall have the power to withhold, or require a Participant to remit to the Affiliate, an amount sufficient to satisfy any applicable withholding tax requirements imposed by any competent authority on any Unit Option under the Plan, and the Affiliate may defer any payment until such requirements are satisfied. Any Affiliate may make any payment under this Plan in any currency chosen by the Affiliate in its discretion.
10.4. No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate to establish other plans, programs, agreements, or arrangements.
10.5. Requirements of Law. The granting of Unit Options and payments upon Surrender thereof shall be subject to all applicable laws, rules, and regulations, to such approvals by any governmental agencies as may be required, and to any Company policy on insider trading.
10.6. Term of Plan. The Plan as amended and restated shall be effective upon its execution by the Administrator. The Plan shall continue in effect until terminated pursuant to Article IX.
10.7. Governing Law. The Plan and all Unit Option Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware of the United States of America, without regard to principles of conflict of laws.
10.8. No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, Unit Options shall not be treated as compensation for purposes of calculating an Employee's right under any such plan, policy or program.
10.9. No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company's or any Affiliate's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) except as provided in Article IX, to limit the right or power of the Company or any Affiliate to take any action which such entity deems to be necessary or appropriate.
10.10. Unfunded Plan. This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, this Plan shall not establish any fiduciary relationship between the Company or any Affiliate or the Administrator and the Participant. To the extent that any Participant holds any rights by virtue of being granted a Unit Option under this Plan, such right shall be no greater than the right of an unsecured general creditor of any Affiliate that approves or ratifies the grant of Unit Options to such Participant.
10.11. Obligor. The obligation to make payments due under each Unit Option Agreement, if any, shall be the sole obligation of the Affiliate that enters into such Unit Option Agreement. In no event shall the Company be obligated to make payments due under this Plan pursuant to any Unit Option Agreement. Payment due from any Affiliate in relation to any Performance Units may be made on behalf of that Affiliate by any other Affiliate.
IN WITNESS WHEREOF, the Plan Administrator has adopted this Plan, as amended and restated effective February 23, 2010.

PLAN ADMINISTRATOR

/s/ Dennis J. Shiel
Dennis J. Shiel

Date:	7/21/2011